UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2005

FRANKLIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-09318	13-2670991
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

One Franklin Parkway, San Mateo, California	94403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 312-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

The Board of Directors (the “Board”) of Franklin Resources, Inc. (the “Company”) and the Compensation Committee of the Board have approved and adopted the 2006 Directors Deferred Compensation Plan (the “2006 Plan”), effective as of December 15, 2005, pursuant to which certain non-employee directors of the Company and its subsidiaries, including Fiduciary Trust Company International, may participate. The Compensation Committee of the Board shall, from time to time, designate by name those directors who are eligible to participate in the 2006 Plan. Of the Company’s directors, the Compensation Committee has designated each of Samuel H. Armacost, Charles Crocker, Robert D. Joffe and Louis E. Woodworth as eligible currently to participate in the 2006 Plan. In addition, certain non-employee directors of Fiduciary Trust Company International have been designated by the Compensation Committee as eligible currently to participate in the 2006 Plan.

No later than December 31, 2005, participating directors may elect to transfer a deferred compensation account balance from a separate deferred compensation agreement to the 2006 Plan and such transfer of an account balance to the 2006 Plan will be considered an amendment and restatement of the prior deferred compensation agreement for such participant. Additionally, if elected no later than December 31, 2005, participating directors may defer the payment of their directors’ fees and stock awards earned on or after January 1, 2006 under the 2006 Plan and treat the deferred amounts as hypothetical investments in common stock of the Company and/or in Franklin Templeton mutual funds. All contributions of directors’ fees and stock awards are fully vested. No additional contributions by such directors, the Company or its subsidiaries are permitted. Participating directors are then credited with the same earnings, gains or losses that they would have incurred if the deferred amounts had been invested in the specific investments, in the specific amounts and for the specific periods as directed by each particular director. Additionally, participating directors who defer their directors’ fees and stock awards are credited with notional dividends and other distributions at the same time, in the same form, and in equivalent amounts as dividends and other distributions that are payable from time to time with respect to investments selected by each particular director. Participating directors may change their hypothetical investments on a quarterly basis.

On the payout date(s) elected by a participating director, the hypothetical investments are valued and the Company or its subsidiary, as applicable, must pay the director or his/her beneficiary an amount equal to the value of the hypothetical investments. Payouts may be made in a lump sum or periodic payments at the election of the director. If a participating director changes his/her distribution election for amounts previously deferred, any such change shall not take effect for one (1) year from the date of the new election and distributions (or lump sum) shall occur no earlier than five (5) years after the distributions (or lump sum) would have been paid under the prior distribution election (with a series of distributions treated as one payment for this purpose). Accelerated distributions are permitted in limited circumstances, and the 2006 Plan may be terminated by the Company if certain conditions are met, in each case as set forth more fully in the 2006 Plan. The 2006 Plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, as such section was enacted by the American Jobs Creation Act of 2004.

This brief description of the 2006 Plan is not intended to be complete and is qualified in its entirety by reference to the full text of the 2006 Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	2006 Directors Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN RESOURCES, INC.

Date: December 21, 2005	/s/ Barbara J. Green
Name: Barbara J. Green Title: Vice President, Deputy General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	2006 Directors Deferred Compensation Plan